  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2003.
                                                Registration No. 333-72172


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                         PRE-EFFECTIVE AMENDMENT NO. 3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MOBILITY ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)



                                   86-0843914
                     (I.R.S. Employer Identification Number)
                      17800 N. PERIMETER DRIVE, SUITE 200
                           SCOTTSDALE, ARIZONA 85255
                                 (480) 596-0061
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                JOAN W. BRUBACHER
                   CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
                      17800 N. PERIMETER DRIVE, SUITE 200
                           SCOTTSDALE, ARIZONA 85255
                                 (480) 596-0061


(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   ----------

                           COPIES OF COMMUNICATION TO:

                            RICHARD F. DAHLSON, ESQ.
                              JACKSON WALKER L.L.P.
                     2435 N. CENTRAL EXPRESSWAY, SUITE 600
                            RICHARDSON, TEXAS 75080
                                 (972) 744-2900

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. [ ]

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box................. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.................................[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering................................[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.......................................................[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box..............................................[ ]


                         CALCULATION OF REGISTRATION FEE


            Title of Each                                       Proposed Maximum       Proposed Maximum        Amount of
         Class of Securities                Amount to be         Offering Price       Aggregate Offering      Registration
          To Be Registered                   Registered           Per Share(2)             Price(2)              Fee(3)
         -------------------                ------------        ----------------      ------------------      ------------
       Common Stock, $0.01 par value
         per share (1)                    3,738,188 Shares           $0.745             $2,784,950.06           $735.80




----------
(1) Includes (a) shares of Common Stock issuable upon conversion of an aggregate of shares of Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") and (b) shares of Common Stock issuable upon exercise of Warrants to purchase Common Stock of the Company (the "Common Stock Purchase Warrants").



         (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock on the Nasdaq National Market on January 8, 2003.



         (3) Previously paid.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[MOBILITY ELECTRONICS, INC. GRAPHIC]



MOBILITY ELECTRONICS, INC.


SUBJECT TO COMPLETION, DATED JANUARY 10, 2003



3,738,188 SHARES



COMMON STOCK



The selling stockholders are offering 3,738,188 shares of our common stock under this prospectus. Many of the selling stockholders obtained their shares of common stock, including common stock underlying convertible securities, in private placements completed between 1997 and 2000.



Our common stock is quoted on the Nasdaq National Market under the symbol "MOBE." The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On January 8, 2003, the average of the high and low prices for the common stock was $0.745 per share.


We will not receive any proceeds from the sale of the common stock by the selling stockholders in this offering. The selling stockholders will receive all of the net proceeds from the sale of the common stock under this prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.











The date of this Prospectus is January 10, 2003

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                   ----------

                                                                                       Page
                                                                                       ----
BUSINESS OF MOBILITY..................................................................    1
THE OFFERING..........................................................................    1
RISK FACTORS..........................................................................    2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................   12
USE OF PROCEEDS.......................................................................   12
SELLING STOCKHOLDERS..................................................................   12
PLAN OF DISTRIBUTION..................................................................   28
LEGAL MATTERS.........................................................................   29
EXPERTS...............................................................................   29
WHERE YOU CAN FIND MORE INFORMATION...................................................   29
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   30

                              BUSINESS OF MOBILITY

THE COMPANY


      Mobility Electronics, Inc. designs, develops and markets power, connectivity, and accessory products and solutions for the mobile computing user. This includes (1) universal docking products and remote peripheral component interface, or PCI bus, technology and products using our proprietary PCI expansion and Split Bridge(R) technologies, (2) batteries and various AC and DC power adapters which allow the user to power a notebook computer in an office, a home, a car, an airplane, or a boat, (3) a variety of cradle and connectivity products for handheld devices, and (4) a variety of accessories for portable computers such as monitor stands, travel adapters, and the like. To date, our revenues have come predominantly from monitor stands, handheld connectivity products, in air/in car chargers and expansion products. We expect revenues from those products to continue and also expect to see increasing revenues primarily from current and new power and handheld products and solutions as we further expand our markets and distribution channels for these products.



      We possess a broad range of internally developed intellectual property with numerous patents, patents pending, license agreements and strategic relationships with industry leaders such as Cybex Computer Products Corporation, LSI Logic Corporation, Molex Incorporated, National Instruments Corporation, 2C Computing, Inc. and Philips Semiconductors, Inc. Our subsidiaries include MAGMA, Inc. which focuses on expansion products, Portsmith, Inc., which focuses on the handheld market, Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises, and iGo Direct Corporation, which is a leading mobile computer solution provider. Mobility Electronics markets its products through a worldwide network of OEMs, distributors, resellers, retail channels and direct catalog and e-commerce channels.


     In February 2002, we acquired Portsmith, Inc., an industry leader in providing connectivity solutions for handheld computing devices. This acquisition provides us with an entrance into the rapidly growing handheld computing device market and reinforces our focus on delivering powerful mobile computing solutions. Portsmith currently provides a range of Ethernet, modem, and other connectivity products for the most popular handheld devices such as Palm, Handspring Visor, Compaq IPAQ, and other mainstream PDA products, and intends to undertake a number of important product development programs that expand on these solutions.


      In August 2002, we acquired Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises. Cutting Edge's patent-pending Conference & Collaboration Platform enables peer-to-peer wireless application conferencing between handhelds, desktops and servers. Cutting Edge's Palm OS products, Quickoffice, Quicksheet and Quickword, have won numerous industry awards, including Best Office Suite and Best Spreadsheet in Handheld Computing Magazine's "Best Palm Powered Products of 2001" awards.



      In September 2002, we acquired iGo Corporation, now known as iGo Direct Corporation, a leading mobile computer solution provider. iGo Direct Corporation is a leading business-to-business developer and direct channel marketer of mobile computing accessories including batteries, adapters and chargers for notebooks, cell phones and handheld devices. iGo's products address the needs of mobile professionals and corporations with mobile workforces that demand solutions to keep them powered up and connected. iGo sells its products to its customers, which include more than half of the FORTUNE 500 companies, through its call center which can be reached via a toll-free number (1-800-DIAL-IGO), through its award-winning Website (www.igo.com), and through dedicated corporate account teams. iGo's industry leading alliances and business partners include companies such as Acer, IBM and NEC.

     We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from "Electronics Accessory Specialists International, Inc." to "Mobility Electronics, Inc." on July 23, 1998. Our principal executive offices are located at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, and our telephone number is (480) 596-0061. Unless otherwise indicated in this proxy statement/prospectus, references to "Mobility," "us,", "we" and "our" refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.



                                  THE OFFERING


Common Stock offered by the Selling
      Stockholders....................................        3,738,188 shares
Use of proceeds.......................................        We will not receive any proceeds from the
                                                              sale of the common stock by the selling
                                                              stockholders in this offering.


Nasdaq National Market Symbol.........................        "MOBE"

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

  MOBILITY HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


     Mobility has experienced significant operating losses since inception and, as of September 30, 2002, has an accumulated deficit of approximately $97.1 million. If Mobility does not achieve continued revenue growth sufficient to absorb its recent and planned expenditures, Mobility could experience additional losses in future periods, including the remainder of 2002. These losses or fluctuations in its operating results could cause the market value of its common stock to decline.


     Mobility anticipates that in the future it will make additional investments in sales and marketing activities and, that as a result, operating expenses will increase. Mobility intends to make such investments on an ongoing basis, primarily from cash generated from operations and, if available, from lines of credit, as it develops and introduces new products and expands into new markets such as international, direct and OEM markets. If total revenue does not increase with capital or other investments, Mobility is likely to continue to incur net losses and its financial condition could be materially adversely affected. Mobility has not yet achieved profitability, and there can be no assurance that it will achieve or sustain profitability on a quarterly or annual basis.


  MOBILITY MAY NOT ACHIEVE ANTICIPATED REVENUES IF MARKET ACCEPTANCE OF ITS TECHNOLOGY AND PRODUCTS IS NOT FORTHCOMING.



         Mobility develops, produces and markets universal connectivity stations based on its Split Bridge(R) technology, as well as expansion, handheld and power and accessory products. If Mobility does not achieve widespread market acceptance of these products and technology, it may not achieve anticipated revenues.



         From 1998 through 2001, Mobility invested substantial resources in developing its Split Bridge(R) technology and its Split Bridge(R)-based universal docking stations, which have only recently been introduced into the notebook computer market. The market for docking stations is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As a result, Mobility cannot be sure its Split Bridge(R) technology and universal docking stations will achieve widespread market acceptance. To date, the sales cycle on Mobility's Split Bridge(R) universal docking stations has been longer than anticipated, and sales have been lower than expected. If Mobility does not achieve widespread market acceptance of these products, it may not achieve anticipated revenues. Although peripheral component interface, or PCI, is an industry standard, the operating systems and peripheral devices used by Mobility's customers may not be compatible with its universal docking stations and, as a result, the available market for Mobility's products may be limited.



         Mobility also anticipates that a material portion of its future revenues will be derived from the sale of its "Juice" product, which is a combination AC/DC power adaptor for laptop computers, PDA's and cell phones. If Mobility fails to complete development of this product in a timely manner, or if it fails to achieve the performance criteria required of such a product by our customers, the product may not achieve widespread market acceptance. Further, a material delay in bringing the product to market may allow competitors to introduce similar products which would impair its ability to achieve anticipated market penetration. The retail version of this product will include a universal feature that allows a single version of the product to be used with almost any laptop computer. If laptop computer manufacturers choose to design and manufacture their products in such a way as to limit the use of universal devices with their computers, it could reduce the applicability of a universal device and limit market acceptance of the product at the retail level. Failure by this product to achieve widespread market acceptance could significantly negatively impact its future revenues.



         Mobility sells a variety of products that provide power and connectivity for handheld computing devices. Revenue from these products currently represents a material portion of consolidated revenues, and Mobility expects these revenues to be a significant contributor to its future growth in revenue. In the third quarter of 2002, Mobility introduced its new "Pitch" product that will allow users of handheld computing devices to use those devices to make PowerPoint presentations, eliminating the need for a full-size desktop or laptop computer for such presentations. As this represents a new use for handheld computing devices, there can be no assurance that a substantial market for such a presentation device actually exists, or that this product will adequately address the needs of such a market if it does exist. If it does not, it could materially adversely affect Mobility's ability to achieve its anticipated revenues.



         The demand for the majority of Mobility's products and technology is primarily driven by the underlying market demand for portable and handheld computing devices. Should the growth in demand for portable or handheld computing devices by inhibited, Mobility may not achieve anticipated revenues. Mobility's ability to generate future revenues from its products and technology also depends upon, among other factors:

          -    computer OEM acceptance of its technology and products;

          - the level of product technology and price competition for its universal docking products;

          -    its ability to defend its patents and patents pending;

          - its success in establishing and expanding its direct and indirect distribution channels with corporate and consumer portable and handheld computer users;

          - its success in attracting and retaining strategic partners, joint ventures and licensing opportunities;

          - its success in attracting and retaining motivated and qualified personnel, particularly in both the technical and sales and marketing areas; and

          - its development and marketing of new products and technology applications.


  MOBILITY'S OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE ITS STOCK PRICE TO FALL.


     It is likely that in some future quarter or quarters Mobility's operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for Mobility's common stock may decline significantly. The factors that may cause Mobility's quarterly operating results to fall short of expectations include:

     - the timing of its competitors, new product or technology introductions and product enhancements;

     - market acceptance of its Split Bridge(R) products and technology;

     - market acceptance of its expansion, handheld and power and accessory products;

     - the size and timing of customer orders;

     - difficulties with new product production implementation or supply chain;

     - seasonality of sales;

     - product defects and other product quality problems which may result from the development of new products;



     - the degree and rate of growth of the markets in which Mobility competes and the accompanying demand for its products;


     - its ability to expand internal and external sales forces and build the required infrastructure to meet anticipated growth; and


     - its suppliers' ability to perform under their contracts with Mobility.

     Many of these factors are beyond Mobility's control. For these reasons, you should not rely on period-to-period comparisons of its financial results to forecast its future performance.

  MOBILITY MAY NOT BE ABLE TO ADEQUATELY MANAGE ITS ANTICIPATED GROWTH, WHICH COULD IMPAIR ITS EFFICIENCY AND NEGATIVELY IMPACT OPERATIONS.


     Mobility's success depends on its ability to manage growth effectively. The scope of its operations and facilities, the number of its employees and the geographic area of its operations are growing rapidly, primarily as a result of acquisitions. Mobility may not be able to manage its growth effectively, which could impair its efficiency, reduce the quality of its solutions, impair further growth and harm its business, financial condition and operating results. If Mobility does not effectively manage this growth, it may not be able to operate efficiently or maintain the quality of its products. Either outcome could harm its operating results.


     In the past, Mobility has experienced rapid growth, and it plans to continue to expand operations. A primary element of its growth strategy is the acquisition of companies and/or products and technologies that complement or expand its current capabilities and needs. Acquisitions entail a number of risks, including costs and time and efforts of management, potential dilution to existing stockholders, integration issues and diligence issues. This expansion is expensive and places a significant strain on personnel and other resources.


     As part of Mobility's plan to manage such growth, Mobility is in the process of transitioning its product fulfillment operations to an outsourcing firm. As a result, Mobility has eliminated its warehouse operations in Scottsdale, Arizona and has relocated its offices to a smaller space in Scottsdale. If Mobility fails to properly manage the transition to outsourcing its fulfillment, or if the firm Mobility has selected to provide product fulfillment to its customers fails to meet Mobility's expectations, it could damage Mobility's relationships with its customers and impair its ability to achieve expected revenues.



     In addition to the need to manage Mobility's expanded product fulfillment needs, Mobility will also need to further improve other operational, financial and managerial systems and successfully hire, train, motivate and manage its employees. Furthermore, Mobility is in the process of consolidating various operations and functions of the various companies it has acquired. If Mobility fails to effect such consolidation both timely and without any material disruptions of business, such consolidation could materially adversely affect its customer relations and/or results of operation.


  MOBILITY'S FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES MAY IMPAIR ITS OPERATING RESULTS.

     The market for Mobility's products in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize expectations regarding operating results, Mobility depends on its ability to:

     - develop, in a timely manner, new products and services that keep pace with developments in technology;

     - meet evolving customer requirements; and

     - enhance current product and service offerings and deliver those products and services through appropriate distribution channels.


     Mobility may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If Mobility fails to introduce new products, its operating results may suffer. In addition, if new industry standards emerge that it does not anticipate or adapt to, its products could be rendered obsolete and its business could be materially harmed. Alternatively, any delay in the development of technology upon which its products are based could result in Mobility's inability to introduce new products as planned. For example, certain products that are currently being developed depend upon the availability of USB 2.0. The success and marketability of technology developed by others is beyond Mobility's control.


  MOBILITY DEPENDS ON LARGE PURCHASES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD CAUSE A SHORTFALL IN REVENUE.


     Mobility derives a substantial portion of its product sales through a relatively small number of OEMs and third-party distributors. For the year ended December 31, 1999, OEMs and distributors represented 61% and 25%, respectively, of Mobility's sales during that period. For the year ended December 31, 2000, OEMs and distributors represented 72% and 19%, respectively, of Mobility's net product sales during that period. For the year ended December 31, 2001, OEMs and distribution represented approximately 72% and 13%, respectively, of Mobility's net product sales during that period. For the nine months ended September 30, 2002, OEMs and distribution represented approximately 69% and 11%, respectively, of Mobility's net product sales during that period.


     While Mobility's financial performance depends on large orders from a few significant OEMs and third-party distributors, its contractual relationships are generally non-exclusive and cancelable upon notice to Mobility. In addition:

     - its distributor agreements generally do not require minimum purchases;

     - its customers can stop purchasing and its distributors can stop distributing its products at any time; and

     - its distributor agreements generally are not exclusive and are for one year terms, with no obligation of the distributors to renew the agreements.


     Net product sales to Targus totaled 27% for the year ended December 31, 1999, 32% for the year ended December 31, 2000, and 28% for the year ended December 31, 2001. In 2001, Targus distributed a range of Mobility's power products, on a private label basis, primarily to major retail outlets and certain OEM fulfillment outlets worldwide. However, in December 2001 Mobility came to an agreement with Targus to terminate their relationship. Mobility now markets its power products under its own brand through the distribution channels being developed and through the iGo channels. IBM, who buys brand labeled monitor stands, power products, a portable device bay, and USB docking stations, accounted for 30% and 22% of Mobility's net product sales for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.



     Because Mobility's expenses are based on its revenue forecasts, a substantial reduction or delay in sales of its products to, or unexpected returns from OEMs and distributors, or the loss of any significant customer could harm Mobility's business. Although Mobility's largest customers may vary from period-to-period and it expects to diversify its customers in the future, Mobility's operating results for any given period may continue to depend to a significant extent on large orders from a small number of customers.


     There can be no assurance that Mobility's distributors will continue their current relationships with Mobility or that they will not give higher priority to the sale of other products, which could include products of Mobility's competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that Mobility's current and future distributors will devote sufficient resources to market its products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of Mobility's products by its distributors could lead to reduced sales. In addition, because Mobility sells a significant portion of its products through distributors, it is difficult for Mobility to monitor end user demand for its products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end user demand.

     Mobility's operating results could also be adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end user demand.


     New products may require different marketing, sales and distribution strategies than those for Mobility's current products. There can be no assurance that Mobility's distributors will choose or be able to effectively market these new products or to continue to market its products.


  MOBILITY'S RELIANCE ON SINGLE OR LIMITED SOURCES FOR KEY COMPONENTS MAY INHIBIT ITS ABILITY TO MEET CUSTOMER DEMAND.

     The principal components of Mobility's products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. In addition to component suppliers, Mobility's products are produced under contract manufacturing arrangements with several manufacturers in Taiwan and Malaysia. Mobility does not have long term supply agreements with these suppliers. Mobility obtains both components and products under purchase orders. Any termination of or significant disruption in Mobility's relationship with its suppliers may prevent Mobility from filling customer orders in a timely manner as Mobility generally does not maintain large inventories of components or products. In the event that a termination or disruption were to occur, Mobility would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as days to six months in an extreme scenario. Philips is currently Mobility's sole supplier of Split Bridge(R) technology ASIC chips. Philips is licensed to use Mobility's technology when manufacturing these chips exclusively for them. Mobility purchases from Philips on a purchase order basis. Molex is Mobility's sole supplier of certain system connectors for use with its universal docking products. Mobility has exclusive use of these connectors in computer docking applications. Mobility purchases from Molex on a purchase order basis. Solectron is the sole manufacturer of Mobility's Split Bridge(R) universal docking stations. In the event that its relationship with Solectron was unexpectedly terminated or disrupted, Mobility would have to identify and qualify an alternative supplier. This would impair its ability to fulfill customer orders. Replacement of Solectron could take several months to complete.

     Mobility depends upon its suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of Mobility's procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt its ability to manufacture or deliver its products to customers on a timely basis.

  MOBILITY'S RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE ITS PRODUCTS MAY CAUSE A DELAY IN ITS ABILITY TO FILL ORDERS.


     Mobility relies on third-party manufacturers for assembly and subassembly of its products. Any termination of or significant disruption in Mobility's relationship with the third-party manufacturers of its products may prevent Mobility from filling customer orders in a timely manner, as it generally does not maintain large inventories of its products. Additionally, Mobility's use of third-party manufacturers reduces control over product quality and manufacturing yields and costs. Mobility depends upon its third-party manufacturers to deliver products that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of third-party manufacturers, Mobility remains primarily responsible to its customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of its products, failure of a third-party manufacturer to remain competitive in functionality or price, the failure of a third-party manufacturer to comply with any of its procurement needs or the financial failure or bankruptcy of a third-party manufacturer could delay or interrupt Mobility's ability to manufacture or deliver its products to customers on a timely basis.

  MOBILITY'S SUCCESS DEPENDS IN PART UPON SALES TO OEMS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT IT TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

     Mobility expects that it will continue to be dependent upon a limited number of OEMs for a significant portion of its net sales in future periods, although no OEM is presently obligated either to purchase a specified amount of products or to provide Mobility with binding forecasts of product purchases for any period. Mobility's products are typically one of many related products used by portable computer users. Demand for its products is therefore subject to many risks beyond Mobility's control, including, among others:

     - competition faced by its OEM customers in their particular end markets;


     - market acceptance of Mobility's technology and products by its OEM customers;





     - technical challenges which may or may not be related to the components supplied by Mobility;

     - the technical, sales and marketing and management capabilities of its OEM customers; and

     - the financial and other resources of its OEM customers.

     Certain divisions within Mobility's OEM customers have developed products intended to compete with its products. There can be no assurance that Mobility will not lose sales in the future as a result of such competing products. The reduction, delay or cancellation of orders from its significant OEM customers, or the discontinuance of its products by Mobility's end users may subject it to potential adverse revenue fluctuations.

  MOBILITY HAS IN THE PAST EXPERIENCED RETURNS OF ITS PRODUCTS, AND AS ITS BUSINESS GROWS MAY EXPERIENCE INCREASED RETURNS, WHICH COULD HARM MOBILITY'S REPUTATION AND NEGATIVELY IMPACT ITS OPERATING RESULTS.


     In the past, some of Mobility's customers have returned products to Mobility because they felt that the product did not meet their expectations, specifications and requirements. Historically, these returns have been approximately 6% of sales. It is likely that Mobility will experience some level of returns in the future and, as its business grows, the amount of returns may increase despite its efforts to minimize them. Also, returns may adversely affect Mobility's relationship with affected customers and may harm its reputation. This could cause Mobility to lose potential customers and business in the future. Mobility maintains a financial reserve for future returns that it believes is adequate given its historical level of returns. If returns increase, however, its reserve may not be sufficient and operating results could be negatively affected.


  INTENSE COMPETITION IN THE MARKET FOR NOTEBOOK COMPUTER PRODUCTS COULD PREVENT MOBILITY FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

     The market for Mobility's computer products in general is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. Mobility expects to experience significant and increasing levels of competition in the future. The principal competitive factors affecting the markets for its product offerings include:

     - corporate and product reputation;

     - innovation with frequent product enhancement;

     - breadth of integrated product line;

     - product design, functionality and features;

     - product quality and performance;

     - ease-of-use;

     - support; and

     - price.

     Although Mobility believes that its products compete favorably with respect to such factors, there can be no assurance that Mobility can maintain its competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

     Mobility currently competes with the internal design efforts of both OEMs and non-OEMs. These OEMs, as well as a number of its non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than Mobility does. Mobility, however, believes that it has a proprietary position with respect to its Split Bridge(R) technology and universal connectivity stations as well as a number of its other products, which may pose a barrier to entry that could keep Mobility's competitors from developing similar products or selling competing products in its markets. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than Mobility does or develop products that are superior to its products or that achieve greater market acceptance.

     Mobility's future success will depend, in part, upon its ability to increase sales in its targeted markets. There can be no assurance that Mobility will be able to compete successfully with its competitors or that the competitive pressures Mobility faces will not have a material adverse effect. Mobility's future success will depend in large part upon its ability to increase its share of its target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

  IF MOBILITY IS UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF IT LOSES KEY PERSONNEL, IT MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS BUSINESS OR ACHIEVE ITS OBJECTIVES.

     Mobility believes its future success will depend in large part upon its ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel in the computer industry is intense, and Mobility competes for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance Mobility will be successful in identifying, attracting and retaining such personnel.


     Mobility's success also depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, Mobility believes that its future success depends on Charles R. Mollo, Chief Executive Officer, Jeffrey S. Doss, Executive Vice President,
Joan W. Brubacher, Executive Vice President and Chief Financial Officer, Timothy
S. Jeffries, Executive Vice President, Worldwide Sales and Services and Holmes Lundt, Executive Vice President, Handheld Business. Mobility does not maintain key person life insurance on any of its executive officers. Except for Messrs. Mollo, Doss, and Lundt and Ms. Brubacher, Mobility does not have employment contracts covering any of its senior management. The loss of the services of any of its key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for Mobility to manage its business and meet key objectives, such as timely product introductions.


  IF MOBILITY'S PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, IT COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     A number of Mobility's products are based on new technology and are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, Mobility's products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of its products could result in loss of sales, delays in market acceptance or product returns and warranty costs. Mobility attempts to make adequate allowance in its new product release schedule for testing of product performance. Because of the complexity of its products, however, Mobility's release of new products may be postponed should test results indicate the need for redesign and retesting, or should it elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which Mobility's products are dependent, may contain defects which could reduce or undermine the performance of its products.

     In addition, although Mobility's sales agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims, there can be no assurance that such limitations of liability would be enforceable or would otherwise protect Mobility from liability for damages to a customer resulting from a defect in one of its products. Although Mobility maintains liability insurance covering certain damages arising from implementation and use of its products, there can be no assurance that such insurance would cover or be sufficient to cover any such claims sought against Mobility.

  IF MOBILITY FAILS TO PROTECT ITS INTELLECTUAL PROPERTY, ITS BUSINESS AND ABILITY TO COMPETE COULD SUFFER.

     Mobility's success and ability to compete are dependent upon its internally developed technology and know-how. Mobility relies primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect its proprietary rights. While Mobility has certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that if issued, such patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to Mobility. Moreover, there can be no assurance that any patent rights will be upheld in the future or that Mobility will be able to preserve any of its other intellectual property rights. Mobility typically enters into confidentiality, noncompete or invention assignment agreements with its key employees, distributors, customers and potential customers, and limits access to, and distribution of, its product design documentation and other proprietary information. Additionally, Mobility believes that, due to the rapid pace of innovation within the computer industry, the following factors represent important protections for its technology:

     - technological and creative skill of personnel;

     - knowledge and experience of management;

     - name recognition;

     - maintenance and support of products;

     - the ability to develop, enhance, market and acquire products and services; and

     - the establishment of strategic relationships in the industry.

     There can be no assurance that Mobility's confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from obtaining or using information that it regards as proprietary. Litigation has been, and will in the future be, necessary to defend Mobility's intellectual property rights, which could result in substantial cost to, and divisions of efforts by, Mobility.

 MOBILITY MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT ITS ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

     The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. Mobility cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, Mobility could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to it or that Mobility would be successful in any attempts to redesign its products or processes to avoid infringement. Mobility's failure to obtain these licenses or to redesign its products would have a material adverse effect on its business.


     There can be no assurance that Mobility's competitors will not independently develop technology similar to existing proprietary rights of others. Mobility expects that its products will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against Mobility in the future or, if infringement claims are asserted, that such claims will be resolved in Mobility's favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Mobility to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to Mobility, if at all. In addition, litigation may be necessary in the future to protect Mobility's trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

  MOBILITY'S ABILITY TO INCREASE INTERNATIONAL SALES AND MANAGE ITS INTERNATIONAL OPERATIONS IS SUBJECT TO A NUMBER OF RISKS BEYOND ITS CONTROL.

     Mobility's success will depend, in part, on additional expansion of its sales in foreign markets. Mobility currently sells products in Europe through its United Kingdom subsidiary. Mobility intends to expand into other foreign markets. Mobility's failure to expand international sales in a timely and cost-effective manner could have a material adverse effect. In addition, there can be no assurance Mobility will be able to maintain or increase international market demand for its products. Mobility's international business involves a number of risks, including:

     - the impact of possible recessionary environments in foreign economies;

     - political and economic instability;

     - exchange rate fluctuations;

     - longer receivable collection periods and greater difficulty in accounts receivable collection from distributors and customers;

     - difficulty in managing distributors or sales representatives;

     - increased sales and marketing expense;

     - difficulty in staffing foreign operations;

     - unexpected changes in regulatory requirements;

     - reduced or limited protection for intellectual property rights;

     - export restrictions and availability of export licenses;

     - tariffs and other trade barriers;

     - seasonal reduction in business activities;

     - complex foreign laws and treaties including employment laws; and

     - potentially adverse tax consequences.

     Mobility's international sales are priced in both U.S. dollars and in foreign currency, each of which presents certain risks and uncertainties. Currency exchange fluctuations could have a material adverse effect on Mobility's sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make its pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in Mobility's international sales and the volatility of foreign currency exchange rates, Mobility cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. Mobility has not engaged in hedging transactions with respect to its net foreign currency exposure. To the extent Mobility implements hedging activities in the future with respect to foreign currency transactions, there can be no assurance that it will be successful in such hedging activities.

     Moreover, certain of Mobility's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, Mobility may be limited in its ability to enforce its rights under such agreements and to collect amounts owed to Mobility should any customer refuse to pay such amounts. In addition, Mobility is subject to the Foreign Corrupt Practices Act which may place it at a competitive disadvantage with respect to foreign companies that are not subject to that act.




  MOBILITY'S EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER ITS BUSINESS WHICH COULD DELAY OR PREVENT A MERGER OR OTHER CHANGE IN CONTROL.


     Mobility's principal stockholders, executive officers, directors and affiliated individuals and entities together beneficially own approximately 14% of the outstanding shares of common stock as of December 31, 2002. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by its stockholders, including approvals of:


     - amendments to its certificate of incorporation;

     - mergers;

     - sale of all or substantially all of its assets;

     - going private transactions; and

     - other fundamental transactions.

     In addition, Mobility's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, Mobility's present directors, executive officers, principal stockholders and its respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

     Some provisions of Mobility's charter documents may have anti-takeover effects that could discourage a change in control and reduce the market price of its common stock.

     Some provisions of Mobility's certificate of incorporation and bylaws could make it more difficult for a third party to acquire Mobility even if a change of control would be beneficial to its stockholders. These provisions include:

     - authorizing the issuance of preferred stock without common stockholder approval;

     - prohibiting cumulative voting in the election of directors; and

     - limiting the persons who may call special meetings of stockholders.

  MOBILITY'S STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY LOSE PART OR ALL OF THE VALUE OF YOUR SHARES.

     Equity markets, particularly the market for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of Mobility's common stock to decline. In addition, the market price of Mobility's common stock is likely to be highly volatile. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This litigation could result in substantial costs and a diversion of management's attention and resources.

     Significant fluctuations in the market price of Mobility's common stock could be caused by a number of factors, including:

     - actual or anticipated fluctuations in its operating results;

     - changes in expectations as to its future financial performance;

     - changes in financial estimates of securities analysts;

     - changes in market valuations of other technology companies;

     - announcements by Mobility or its competitors of significant technical innovations, design wins, contracts, standards or acquisitions; and

     - the operating and stock price performance of other comparable companies.

     Due to these factors, the value of your investment in Mobility common stock could be reduced. These market fluctuations may cause its stock price to decline regardless of Mobility's performance.


IF MOBILITY IS UNABLE TO MAINTAIN A NASDAQ NATIONAL MARKET LISTING OR A NASDAQ SMALLCAP MARKET LISTING, ITS COMMON STOCK MAY BECOME EVEN MORE ILLIQUID AND THE VALUE OF ITS SECURITIES MAY DECLINE FURTHER.



         Mobility received a letter, dated November 1, 2002, from The Nasdaq Stock Market, Inc., notifying Mobility of its failure to meet Nasdaq's minimum bid price requirements. If Mobility does not comply with Nasdaq's listing requirements by January 30, 2003, its common stock will be delisted from the Nasdaq National Market. Mobility may apply for transfer of its common stock listing to The Nasdaq SmallCap Market. To transfer, it must satisfy the continued inclusion requirements for the SmallCap Market (with the exception of the $1.00 minimum bid requirement), which it currently satisfies.



         If Mobility submits a transfer application and pays the applicable listing fees by January 30, 2003, initiation of the delisting proceedings will be stayed pending Nasdaq's review of the transfer application. If the transfer application is approved, Mobility will be afforded the remainder of the 180 calendar day SmallCap Market grace period, which would extend the period to comply to April 30, 2003. Mobility may also be eligible for an additional 180 calendar day grace period provided Mobility meets the initial listing criteria for the SmallCap Market under Nasdaq's Marketplace Rule 4310(c)(2)(A) with the exception of the $1.00 minimum bid requirement.



         If Mobility continues to fail to meet both the Nasdaq National Market's and SmallCap Market's continued listing requirements, and does not take other corrective actions (e.g., reverse stock split) within the above time periods, then Nasdaq will delist Mobility's common stock. If this occurs, its common stock will likely trade in the over-the-counter market in the so-called "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board. Such alternative trading markets are generally considered less liquid and efficient than Nasdaq. Reduced liquidity may reduce the value of Mobility's common stock and limit its ability to generate additional funding, should that become necessary.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

         o        loss of, and failure to replace, any significant customers;

         o        timing and success of new product introductions;

         o product developments, introductions and pricing of competitors;

         o        timing of substantial customer orders;

         o        availability of qualified personnel;

         o        performance of suppliers and subcontractors;

         o market demand and industry and general economic or business conditions;

         o        the "Risk Factors" set forth herein; and

         o        other factors to which this prospectus refers.

         Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.


         A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is between $1.38 and $11.50 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.


                              SELLING STOCKHOLDERS


         The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders (the "Selling Stockholders") and (i) the number of shares of common stock beneficially owned by the Selling Stockholders (ii) the maximum number of shares of common stock which may be offered for the account of the Selling Stockholders under this prospectus and
(iii) the amount and percentage of common stock that would be owned by the Selling Stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to the Company by the selling stockholders and updated in accordance with the Company's records through December 31, 2002. Except as otherwise noted below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2002. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.



         The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders (the "Selling Stockholders"). Beneficial ownership is determined under the rules of the Securities and Exchange Commission.



                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
James Anderson & Michelle Anderson                    3,000               3,000                   0                   *
B&G Partnership Limited(4)                           28,038              28,038                   0                   *
Darryl S. Baker                                      56,786(5)           50,000               6,786(5)                *
Arnold Baker & Suzie Baker                            3,062               1,500               1,562                   *
Kenneth Baratto                                       3,104               3,104                   0                   *
Kathie Beck Barnes IRA(6)                            16,304               3,104              13,200                   *
Richard G. Beatty & Diane Beatty JTWROS              11,300               4,000               7,300                   *
Jack Beider                                           3,000               3,000                   0                   *
Gil Berman                                            2,750               2,750                   0                   *
Michael C. Bernard & Daniel Benzaquen                 8,448               8,448                   0                   *


----------

* Represents beneficial ownership of less than 1%.



(1) "Beneficially" owned shares, as defined by the SEC, are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.



(2) For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of December 31, 2002 by that shareholder are deemed outstanding. For purposes of this registration, shares of common stock underlying shares of Series C Preferred Stock are assumed to be converted based on a conversion factor of 1-to-1.1. Please note, the current conversion ratio is 1-to-.95745. Percentage ownership is based on 20,347,876 shares of common stock outstanding as of December 31, 2002.



(3) Shares that have been sold pursuant to Rule 144 have been subtracted from the number of shares to be sold pursuant to this Registration Statement as reported by each respective selling stockholder in response to Mobility's original request for information on August 27, 2001. For purposes of this registration, shares of common stock underlying shares of Series C Preferred Stock are assumed to be converted based on a conversion factor of 1-to-1.1.



(4) General Partner, William O. Hunt, is a Director.



(5) Includes 6,786 shares that may be purchased upon exercise of options issued to Mr. Baker.



(6) Stephen P. Barnes has a community property interest in the IRA holdings.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Robert E. & Randee B. Bloom                           4,950(7)            4,950(7)                0                   *
Breeze Family LLC(8)                                 31,619(9)           24,062               7,557(10)               *
Janice L. Breeze-Mollo                               49,443(12)           8,000(13)          41,443(14)               *
Joan W. Brubacher(15)                                88,390(16)          50,000              38,390(16)               *
Tony Bull                                             1,000               1,000                   0                   *
James M. Cahan                                        4,950(17)           4,950(17)               0                   *
Michael Caprio                                        1,553               1,553                   0                   *
Margaret Carl Trust                                  10,080(18)          10,080(18)               0                   *
Larry Carr(19)                                       95,605(20)          56,230(21)          39,375(22)               *
Victor A. and Jo B. Casebolt                          9,900(23)           9,900(23)               0                   *


----------

(7) Includes 4,950 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. and Mrs. Bloom.



(8) Janice Breeze-Mollo is the Manager of this LLC and previously served as the Vice President of the Company.



(9) The Deanna Williams & Kristen Williams Irrevocable Trust owns 90% of the LLC. Includes 7,557 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.



(10) Janice Breeze-Mollo is the wife of Charles R Mollo, the Chairman of the Board, President and Chief Executive Officer of Mobility.



(11) Includes 7,557 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.



(12) Includes 5,500 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock; and 26,160 shares of common stock held in Ms. Mollo's Revocable Trust.



(13) Includes 5,500 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock.



(14) Includes 26,160 shares of common stock held in Ms. Mollo's Revocable Trust.



(15) Joan W. Brubacher is the Executive Vice President and Chief Financial Officer of Mobility.



(16) Includes 38,390 shares that may be purchased upon exercise of options issued to Ms. Brubacher.



(17) Includes 4,950 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Cahan.



(18) Includes 5,280 shares of common stock that may be received upon conversion of 4,800 shares of Series C preferred stock held directly by the Trust.



(19) Larry M. Carr is a member of the Board of Directors of Mobility.



(20) Includes 39,375 in options under the 1996 Plan and 16,700 shares of common stock are held with Sharon Carr as tenants in common. Mr. Carr beneficially owns an additional 140,148 shares through his ownership interest in OHA Financial, Inc.



(21) Includes 16,700 shares of common stock are held with Sharon Carr as tenants in common.



(22) Includes 39,375 in options under the 1996 Plan.



(23) Includes 9,900 shares of common stock that may be received upon conversion of 9,000 shares of Series C preferred stock held directly by Mr. and Mrs. Casebolt.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Carl Christopher Coetzee & Lindy Hirschsohn          25,000              25,000                   0                   *
Richard W. Cohen                                      5,000               5,000                   0                   *
Corina Enterprises, Inc. Pension Plan                 3,104               3,104                   0                   *
Tom L. Cress                                            661                 623                  38                   *
Cybex Computer Products Corporation                 438,596             438,596                   0                   *
Richard F. Dahlson(24)                              199,370(25)         109,505(25)          89,865                   *
Leon T. Davis                                         3,750               3,750                   0                   *
Dale L. DeVon, Rocky D. DeVon, Roni S
    Devon, JTWROS                                     3,107               3,107                   0                   *
Dick's Concrete Pumping, Inc.                         3,104               3,104                   0                   *
John Dickerson                                       22,171              22,171                   0                   *
Jeffrey S. Doss(27)                                 395,407(28)         258,983(29)         136,424(30)               *
Joseph J. Farcht                                     13,950(31)           9,450(31)           4,500                   *
Jeffrey Feiner                                        8,449               8,449                   0                   *
Barry Fredrickson IRA                                 3,750               3,750                   0                   *
William A. Goldberg Revocable Trust(32)               3,000               3,000                   0                   *


----------

(24) Mr. Dahlson is the Secretary of Mobility and serves as its outside counsel.


(25) Includes 3,138 shares of common stock that may be purchased upon exercise of a warrant, 2,000 of which are being registered hereunder, and 23,282 shares of common stock that may be received on conversation of 21,166 shares of Series C preferred stock owned by Mr. Dahlson.



(26) Omitted.



(27) Mr. Doss is the Executive Vice President of Mobility Electronics, Inc. Nolton Doss International, an affiliate of Mr. Doss, holds 5,000 shares of common stock.



(28) Includes 55,000 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by Mr. Doss, 10,514 shares of common stock that may be purchased upon exercise of a warrant and 125,910 in options under the 1996 Plan.



(29) Includes 55,000 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by Mr. Doss.



(30) Includes 10,514 shares of common stock that may be purchased upon exercise of a warrant and 125,910 in options under the 1996 Plan.



(31) Includes 4,950 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Farcht.



(32) The trustees for the Trust are Adene H. Goldberg, James D. Goldberg, and Nancy S. Goldberg, trustees.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
The L.F. Gorenz and Annette M. Gorenz
    Revocable Trust                                  58,787              52,924               5,863                   *
Harris Family LLC(33)                                64,006(34)          54,328               9,678(34)               *
Jeffrey R. Harris(35)                               138,060(36)          20,038(37)         118,022(38)               *
Charles B. Heiner IRA                                 6,187(39)           6,187(39)               0                   *
Kenneth Hersch                                        5,000               5,000                   0                   *
M. F. Hoagland                                        4,000               4,000                   0                   *
Nancy J. Hoagland                                     2,000               2,000                   0                   *
Gary Neal Holland                                    28,824(40)           9,166(40)          19,658                   *
Glenn S. Holland(41)                                  3,875               3,875                   0                   *
Debbie J. Hutsell                                     3,104               3,104                   0                   *
Charles E. Irle                                       3,104               3,104                   0                   *
Janie James and Robert B. Gilbreath, as
    joint tenants(42)                                 2,200(43)           2,200(43)               0                   *


----------



(33) Mr. Harris, one of Mobility's directors,



(34) Includes 9,678 shares of common stock that may be purchased upon exercise of two warrants owned directly by the LLC.



(35) Mr. Harris is a member of the Board of Directors of Mobility.



(36) Includes 18,332 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris, 6,741 shares of common stock, 43,625 shares in options under the 1996 Plan, 4,584 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.



(37) Includes 18,332 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris and 6,683 shares of common stock and 4,584 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.



(38) Includes 58 shares of common stock held in Mr. Harris' IRA and 43,625 shares in options under the 1996 Plan held by Mr. Harris individually.



(39) Includes 6,187 shares of common stock that may be received upon conversion of 5,625 shares of Series C preferred stock held directly by Mr. Heiner's IRA.



(40) Includes 9,166 shares of common stock that may be received upon conversion of 8,333 shares of Series C preferred stock held directly by Mr. Holland.



(41) Michelle K. Holland, Mr. Holland's spouse, beneficially owns 50% of the shares.



(42) Ms. James serves as outside counsel to the Company.



(43) Includes 2,200 shares of common stock that may be received upon conversion of 2,000 shares of Series C preferred stock held directly by Mr. James and Mr. Gilbreath.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Morris Edward Jeffers                                    98                  98                   0                   *
Tim Jeffries(44)                                     68,571(45)          50,000              18,571(45)               *
Donald R. Johnson                                    72,966              68,966               4,000                   *
JRM Family Limited Partnership(46)                   28,164              28,164                   0                   *
K.A. Steel Chemicals, Inc.                           39,625              24,000              15,625                   *
Karmin 2000 Family Partnership                       34,532              34,532                   0                   *
Karmin Family Limited Partnership                   108,799             108,799                   0                   *
Anthony R. Karmin Trust 10/2/96                      21,016              21,016                   0                   *
Earnest A. Karmin Trust                              74,000              74,000                   0                   *
James Karmin Trust                                   14,084              14,084                   0                   *
Jonathan G. Karmin                                    8,449               8,449                   0                   *
John W. Kasch                                        14,998(47)          14,998(47)               0                   *
Michael J. Kelly                                      7,271               7,271                   0                   *
The King Family Trust(48)                             5,604               3,104               2,500                   *
Keith Kleist                                          1,500               1,500                   0                   *
Howard Klieger IRA                                    8,449               8,449                   0                   *
Robert C. Klinger, CPWROS(49)                        14,420(50)          11,510(50)           2,910                   *
Mark Kolber                                           1,000               1,000                   0                   *


----------

(44) Mr. Jeffries is the Executive Vice President of Worldwide Sales and Services for Mobility.



(45) Includes 18,571 shares in options under the 1996 Plan.



(46) The partnership is beneficially owned by the Jeanne Randall Malkin Trust dated 2/10/98 (45.1876%), the Jeanne Randall Malkin GRAT dated 2/1/98 (40,6727%), JRM CLAT dated 2/10/97 (11.3472%), Julian Randall Towers Trust (0.3585%), Alan Schaffner (0.3585%), Ariel Schaffner (0.3585%), Harvey Schaffner (0.3585%), and Alexander Irwin Towers Trust (0.3585%).



(47) Includes 4,582 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. Kasch.



(48) The trust is beneficially owned by Gerald W. King & Edith C. King.



(49) Mr. Klinger serves as outside patent counsel to the Company.



(50) Includes 11,510 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Klinger.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
La Luz Enterprises, LLC(51)                         267,615(52)          82,270(52)         185,345
Thomas M. Landy & Michael A. Compertz,
    JTWROS                                            8,965               8,965                   0                   *
Larry K. Lee                                         20,000               5,000              15,000                   *
John D. Levine                                          750(53)             750(53)               0                   *
Lewis Family Living Trust(54)                        15,000              15,000                   0                   *
Manth Limited Partnership                            41,666              41,666                   0                   *
Daniel J. Manucci IRA                                 2,000               2,000                   0                   *
Robert L. Mapes                                       6,000               6,000                   0                   *
Sanford Miller                                        1,500               1,500                   0                   *
Charles R. Mollo(55)                                320,104(56)         107,585(57)         212,519(58)             1.0%


----------

(51) La Luz Enterprises is beneficially owned by Mr. Charles R. Mollo.



(52) Includes 35,751 shares of common stock that may be received upon conversion of 32,501 shares of Series C preferred stock held directly by La Luz.



(53) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Levine.



(54) The Trust's holdings are beneficial owned by H. Wayne Lewis and Jane A. Lewis.



(55) Mr. Mollo is the Chairman of the Board, President and Chief Executive Officer of Mobility. Mr. Mollo is deemed to beneficially own shares held by Delaware Charter Guarantee & Trust Company Trustee for the benefit of Charles R. Mollo MPP#2, New Vistas Investment Corporation and La Luz Enterprises also registered hereunder and an additional 35,000 shares of common stock due to his role as trustee of the Harris Family Trust for the benefit of Tim and John Harris.



(56) Includes 130,434 in options under the 1996 Plan owned directly by Mr. Mollo; 12,500 shares of common stock held as joint tenants with right of survivorship with Ms. Janice Mollo; 8,000 shares of common stock held in Mr. Mollo's Revocable Trust; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; and 116,047 shares of common stock and 16,823 shares of common stock that may be purchased upon exercise of a warrant owned by Mollo Family L.L.C.



(57) Includes 85,761 shares of common stock owned by Mollo Family L.L.C.



(58) Includes 130,434 in options under the 1996 Plan owned directly by Mr. Mollo; 12,500 shares of common stock held as joint tenants with right of survivorship with Ms. Janice Mollo; 8,000 shares of common stock held in Mr. Mollo's Revocable Trust; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; and 30,286 shares of

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Delaware Charter Guarantee & Trust Company
    Trustee for the benefit of Charles R
    Mollo MPP#2                                       9,042               8,836                 206                   *
Albin Morariu, MD                                     6,204(59)           6,204(59)               0                   *
Mykola Moroz                                         46,289              25,692              20,597                   *
Peter Moroz                                           5,300               3,225               2,075                   *
William F. Murphy & Catherine A. Murphy,
    joint tenants                                    12,000              12,000                   0                   *
Audrey Nan Hays                                         500                 500                   0                   *
New Horizons Enterprises(60)                        238,827             141,322              97,505                   *
New Horizons Investments Fund(61)                     5,000               5,000                   0                   *
New Vistas Investments Corporation(62)              585,730(63)         517,290(63)          68,440                   *
James W. Nolton IRA                                  36,931              36,229                 702                   *
Nolton Doss International LLC(64)                     5,000               5,000                   0                   *
John Ogrodnick IRA                                    8,000               8,000                   0                   *
OHA Financial, Inc.(65)                             140,148             140,148                   0                   *
Kendall Oltrogge                                      6,250               6,250                   0                   *
The Palen Trust                                      15,209              15,209                   0                   *


--------------------------------------------------------------------------------

common stock and 16,823 shares of common stock that may be purchased upon exercise of a warrant owned by Mollo Family L.L.C.



(59) Includes 3,104 shares of common stock held by Florida Neurologic Center Age Weighted Pension Plan of which Mr. Morariu is the beneficial owner.



(60) New Horizons Enterprises is beneficially owned by Charles R. Mollo.



(61) Mr. Russell Molina exercises all powers to vote and make all investment decisions for the fund through a power of attorney.



(62) Janice Breeze Mollo and Jeffrey R. Harris exercise all voting and investment powers for the Corporation.



(63) Includes 22,010 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Corporation and 156,522 shares of common stock that may be received upon conversion of 142,293 shares of Series C preferred stock held directly by the Corporation.



(64) The limited liability company is beneficial owned by Mr. James Nolton, individually and through his IRA, and by Mr. Jeff Doss. Mr. Nolton served as a Director of the Company and Mr. Doss serves as Executive Vice President of the Company.



(65) OHA Financial, Inc. is beneficially owned by Larry M. Carr.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Don M. Parker                                         8,748(66)           8,748(66)               0                   *
Don M. Parker IRA                                     8,748(67)           8,748(67)               0                   *
Dr. David M. Pate                                    11,750              11,750                   0                   *
Gerald L. Pearson                                     3,500               3,500                   0                   *
James L. Peplinski                                    3,104               3,104                   0                   *
Zinser Perkins, a General Partnership(68)            13,080              13,080                   0                   *
Jerry W. Peterson                                     2,000               2,000                   0                   *
Paul J. Phillips                                      7,500               7,500                   0                   *
Phoenix Risen Marketing LLC(69)                      12,674              12,674                   0                   *
Poseidon Capital Pension and Profit Sharing
    Plan(70)                                          5,000               5,000                   0                   *
Prival N. V                                           1,000               1,000                   0                   *
R.J. Pruss                                            7,607               7,607                   0                   *
James R. Rehak & JoAnn M. Rehak                         323                 323                   0                   *
C. Dewayne Reid                                       8,026               8,026                   0                   *
Richard W. Rich                                      14,014              14,014                   0                   *
Ramona Living Trust(71)                               3,000               3,000                   0                   *
Ralph L. Ramona Living Trust(72)                      3,000               3,000                   0                   *
Renaud Living Trust(73)                               3,104               3,104                   0                   *


----------

(66) Includes 4,582 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Parker.



(67) Includes 4,582 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned by Mr. Parker's IRA.



(68) Jack Zinser, Jennifer Zinser, Jenny Zinser and James Perkins are the beneficial owners of the partnership.



(69) Daniel D. Langen is the beneficial owner of all of the limited liability company's holdings.



(70) Jesse D. Roggen is the trustee and sole beneficiary of the Poseidon Capital Pension.



(71) Jeffrey Stephen Ramona is the trustee for the Trust.



(72) Ralph L. Ramona is the trustee for the Trust.



(73) Margaret D. Renaud, Michele M. Burton and Robert L. Renaud have the power to exercise shared voting and investment powers.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Desi & Lisa Rhoden JTWROS                            53,166              53,166                   0                   *
James Richert & Gail Richert JTWROS                   8,748(74)           8,748(74)               0                   *
Stephen A. Richards                                  45,475              29,794              15,681                   *
Stephen Richards IRA                                  4,167               4,167                   0                   *
James M. Robinson                                     6,000               6,000                   0                   *
Edward Romascan                                     260,333              72,171             188,162                   *
Nancy Rubinstein                                     22,171              22,171                   0                   *
S-7 Associates L.L.C                                131,761              25,000             106,761                   *
Diane Gruenes Sakach Trust                            3,880               3,880                   0                   *
Sallerson Family Limited Partnership                 12,500              12,500                   0                   *
Alan Schaffner                                       84,497              84,497                   0                   *
Marvin W. Scherzer                                    5,000               5,000                   0                   *
Bruce Schoenleber                                    24,439              24,439                   0                   *
David R. Schwartz                                     8,748(78)           8,748(78)               0                   *
Patricia K. and Niles A. Selden JTWROS                3,880(79)           3,880(79)               0                   *


----------

(74) Includes 4,582 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. & Mrs. Richert.






(75) Omitted.






(76) Omitted.






(77) Omitted.



(78) Includes 4,582 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Schwartz.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Paul Smith                                           45,960              45,960                   0                   *
Eva C. Staley Residual Trust(81)                      6,000               6,000                   0                   *
Kenneth Steel, Jr                                    30,715(82)          28,034               2,681(82)               *
Robert F. & Jennifer C. Steel JTWROS                 43,846              15,000              28,846                   *
A. J. Stein Family Partnership(83)                   23,000              23,000                   0                   *
Alfred J. Stein and Arline M. Stein
    Trust(84)                                        15,500              15,500                   0                   *
Deborah Stern                                         4,000               4,000                   0                   *
Wayne L. Stern IRA                                   13,500(85)          13,500(85)               0                   *
Lanny Stout(86)                                          20                  20                   0                   *
Don Strate Family LLC(87)                             3,107               3,107                   0                   *
Studer Family Trust                                   4,950(88)           4,950(88)               0                   *
Lawrence M. Swartz Trust                             14,604              14,604                   0                   *
Yeshiva Darchei Torah MF - Mesivta Chaim              9,000               9,000                   0                   *
Randy W. Travalia                                     2,000               2,000                   0                   *
Bruce Ungerleider MD                                 31,750              31,750                   0                   *
Steven E. & Rena E. Van Tuyl                          2,000               2,000                   0                   *


--------------------------------------------------------------------------------

(79) Includes 431 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Selden.



(80) Omitted.



(81) Soy Capital Bank & Trust Company exercises shared voting and investment power over the Trust.



(82) Includes 14,291 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.



(83) Alfred Stein and Arline Stein are the beneficial owners of the Partnership.



(84) Alfred Stein and Arline Stein are the beneficial owners of the Trust.



(85) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned by the IRA.



(86) Beneficially owned by Lanny R. Stout and Sandra Stout.



(87) The beneficial owners of the shares held by the LLC are Donald and Arlene Strate.



(88) Includes 4,950 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock owned directly by the Trust.

                                                    SHARES                                                     PERCENTAGE
                                                BENEFICIALLY(1)                           SHARES OWNED           OWNED
                                                 OWNED BEFORE            SHARES              AFTER               AFTER
       SELLING STOCKHOLDER                        OFFERING(2)          OFFERED(3)           OFFERING           OFFERING(2)
Antonio Von Ondarza                                     500                 500                   0                   *
Daniel N. Wilkes                                      4,000               4,000                   0                   *
Bernard E. Williams Jr                                1,500               1,500                   0                   *
William A. Williamson, III                            1,500               1,500                   0                   *
Cheryl Stahl Willoughby(89)                           2,000               1,000               1,000                   *
Anita K. Wilson                                       3,801               1,500               2,301                   *
Yates Family Trust                                    4,583               4,583                   0                   *
Edward Allen Zubow                                       73(90)              73(90)               0                   *


----------

(89) Ms. Willoughby is affiliated with BGK Equities, Inc. which holds 97,302 shares of common stock.



(90) Includes 73 shares of common stock that may be received upon conversion of 67 shares of Series C preferred stock owned directly by Mr. Zubow.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the Selling Stockholders or their transferees from time to time in:

         o transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges;

         o        negotiated transactions;

         o        underwritten offerings; or

         o        a combination of these methods of sale.

         The Selling Stockholders may sell the shares of our common stock at:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to prevailing market prices; or

         o        negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS. The Selling Stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers; or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new Selling Stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

     EXPENSES, INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the Selling Stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the Selling Stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.





                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         Mobility has authority under Section 145 of the Delaware General Corporation Law ("DGCL") to indemnify its directors and officers to the extent provided for in such statute. Mobility's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of Mobility provides that a director of Mobility shall not be personally liable to Mobility or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mobility, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Mobility shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Mobility existing at the time of such repeal or modification.

Bylaws

         The Bylaws of Mobility provide that Mobility (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of Mobility, or is or was serving at the request of Mobility as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, Mobility may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of Mobility or at the request of Mobility was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Mobility, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of Mobility to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to Mobility unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by Mobility upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of Mobility in defending such actions or suits shall be paid by Mobility at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Mobility. In addition, Mobility shall pay or reimburse expenses incurred by any person who is or was a director or officer of Mobility in connection with such person's appearance as a witness or other participant in a proceeding in which such person or Mobility is not a named party to such proceeding, provided that such appearance or participation is on behalf of Mobility or by reason of his past or present capacity as a director or officer of Mobility. Mobility intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         Mobility has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, Mobility will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Mobility or assumed certain responsibilities at the direction of Mobility.

Commission Position on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Mobility has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mobility of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P. Richard F. Dahlson, a partner of Jackson Walker, is Secretary of Mobility. As of the date of this prospectus, Jackson Walker L.L.P. owns 571,428 shares of common stock and Mr. Dahlson owns 199,864 shares of common stock; 21,166 shares of Series C preferred stock; and warrants to purchase an additional 4,139 shares of common stock.


                                    EXPERTS


         The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement filed in connection with this offering in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of iGo Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Mobility Electronics, Inc. filed with the Securities and Exchange Commission on November 18, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated), and have been so incorporated in reliance upon the report of such firm given upon the authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

     o    incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, which have been filed with the Commission by Mobility, are incorporated herein by reference and made a part hereof:

          (1) Annual Report of Mobility on Form 10-K for the year ended December 31, 2001, as amended by Form 10-K/A filed with the Commission on July 9, 2002 (the "Annual Report");

          (2)  Our proxy statement for the 2002 Annual Meeting of Shareholders;

          (3) Our quarterly reports on Form 10-Q for the quarters ended March 30, 2002, June 30, 2002 and September 30, 2002, as amended;

          (4) Our Forms 8-K filed September 17, 2002 and 8-K/A filed November 18, 2002;

          (5) Description of the Common Stock contained in Mobility's Registration Statement on Form S-1 (No. 333-30264) effective as of June 30, 2000, and Registration Statement on Form 8-A (No. 000-30907); and

          (6) The final prospectus included in Mobility's Registration Statement on Form S-4/A (No. 333-88078) effective as of August 6, 2002.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to:

Joan W. Brubacher
Chief Financial Officer and Vice President
17800 N. Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
Telephone number (480) 596-0061.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee.


             SEC Registration Fee                                   $    735.80
             Printing Costs                                            8,000.00
             Legal Fees and Expenses                                  20,000.00
             Accounting Fees and Expenses                             60,000.00
             Directors and Officers Liability Insurance Premium            0.00
             Transfer Agent and Registrar Fees and Expenses            2,000.00
             Miscellaneous                                            20,264.20
                                                                    -----------
             Total                                                  $111,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

         The Bylaws of the Company provide that the Company (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of the Company or at the request of the Company was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by the Company upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of the Company in defending such actions or suits shall be paid by the Company at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. In addition, the Company shall pay or reimburse expenses incurred by any person who is or was a director or officer of the Company in connection with such person's appearance as a witness or other participant in a proceeding in which such person or the Company is not a named party to such proceeding, provided that such appearance or participation is on behalf of the Company or by reason of his past or present capacity as a director or officer of the Company. The Company intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         The Company has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

Insurance

         The Company intends to maintain liability insurance for the benefit of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

         See Exhibit Index on Page II-6 hereof.


   EXHIBIT
   NUMBER               DESCRIPTION OF EXHIBIT
   ------               ----------------------

     2.1      Agreement and Plan of Merger dated March 23, 2002, by and among
              Mobility Electronics, Inc., iGo Corporation and IGOC
              Acquisition.(8)

     4.1      Specimen of Common Stock Certificate.(4)

     4.2      Form of 12% Convertible Debenture of the Company.(1)(7)

     4.3      Registration Rights Agreement by and between the Company and Miram
              International, Inc. dated July 29, 1997.(1)

     4.4      Placements for the Purchase of Up To 900 Units, Each Consisting of
              1,000 shares of the Company's common stock.(1)

     4.5      Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company's common stock and warrants to purchase 500 shares of the
              Company's Common Stock.*(7)

     4.6      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.*(7)

     4.7      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

     4.8      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.*(7)

     4.9      Form of 13% Bridge Note issued in July 1999 Private Placement.*(7)

     4.10     13% Bridge Note Conversion Notice expired June 30, 1999.(1)

     4.11     Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999
              Private Placements.*(7)

     4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.*(7)

     4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
              Technology, Inc.) and Seligman Communications and Information Fund,
              Inc.(1)

     4.14     Amended and Restated Stock Purchase Warrant issued by the Company to
              Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

     4.15     Stock Purchase Warrant issued by the Company to Finova Capital
              Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25,
              1998.(1)

     4.16     Series C Preferred Stock and Warrant Purchase Agreement dated October
              29, 1999, between the Company and Seligman Communications and
              Information Fund, Inc.*(7)

     4.17     Contribution and Indemnification Agreement by and among Janice L.
              Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company
              and certain Stockholders of the Company dated April 20, 1998.(1)

     4.18 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated April 20, 1998.*(7)

     4.19 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated November 2, 1999.*(7)

     4.20     Form of Warrant to Purchase Common Stock of the Company issued to
              Stockholders of the Company dated November 2, 1999.*(7)

     4.21     Form of 13% Bridge Note issued in March 1999 Private Placement.*(7)

     4.23     Investor Rights Agreement dated October 29, 1999 by and between the
              Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant
              Purchase Agreement dated October 29, 1999.(2)

     4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29,
              2000.*(7)

     4.25     Investors' Rights Agreement executed May 3, 1999 between the
              Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology,
              Inc.) and Seligman Communications and Information Fund, Inc.(3)

     4.26     Registration Rights granted by the Company to Avocent Computer
              Products Corporation in connection with the Strategic Partner
              Agreement dated March 6, 2000.(3)

     4.27     13% Bridge Note Conversion Notice used in July 1999 Private
              Placement.(5)

     5.1      Opinion of Jackson Walker L.L.P.**

     23.1     Consent of KPMG LLP.**

     23.2     Consent of Jackson Walker L.L.P. (included in the opinion of Jackson
              Walker L.L.P. filed as Exhibit 5).

     23.3     Consent of Deloitte & Touche LLP**

     24       Power of Attorney (included in Part II hereof).

     99.1     Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Company, Mesa Ridge Technologies d/b/a MAGMA and the
              stockholders of MAGMA(6)


----------
*    Previously filed.

**   Filed herewith.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.

(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.


(8) Previously filed as an exhibit to Annual Report on Form 10-K for the period ending December 31, 2001.


ITEM 17.  UNDERTAKINGS.

               (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section
                    10(a)(3) of the Securities Act 1933;

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                               POWER OF ATTORNEY


         Each person whose signature appears below authorizes Charles R. Mollo and Jeffrey Doss and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 10th day of January 2003.



                                        MOBILITY ELECTRONICS, INC.



                                        By:  /s/ CHARLES R. MOLLO
                                           -------------------------------------
                                        Name:    Charles R. Mollo
                                        Title:   President, Chief Executive
                                                 Officer and Chairman of the
                                                 Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.


          SIGNATURES                                          TITLE                                     DATE
          ----------                                          -----                                     ----

                                                President, Chief Executive Officer and
                                                Chairman of the Board
/s/ CHARLES R. MOLLO                            (Principal Executive Officer)                        January 9, 2003
--------------------------------------------
Charles R. Mollo


                                                Chief Financial Officer and Vice President
/s/ JOAN W. BRUBACHER*                          (Principal Financial and Accounting Officer)         January 9, 2003
--------------------------------------------
Joan W. Brubacher


/s/ JEFFREY S. DOSS*                            Executive Vice President and Director                January 9, 2003
--------------------------------------------
Jeffrey S. Doss


/s/ ROBERT P. DILWORTH*                         Director                                             January 9, 2003
--------------------------------------------
Robert P. Dilworth


/s/ WILLIAM O. HUNT*                            Director                                             January 9, 2003
--------------------------------------------
William O. Hunt


/s/ JERRE L. STEAD*                             Director                                             January 9, 2003
--------------------------------------------
Jerre L. Stead


/s/ JEFFREY R. HARRIS*                          Director                                             January 9, 2003
--------------------------------------------
Jeffrey R. Harris


/s/ LARRY M. CARR*                              Director                                             January 9, 2003
--------------------------------------------
Larry M. Carr


* Signed by Charles R. Mollo pursuant to a power-of-attorney.


  /s/ CHARLES R. MOLLO
  ------------------------------------------

                                  EXHIBIT LIST



   EXHIBIT
   NUMBER               DESCRIPTION OF EXHIBIT
   ------               ----------------------

     2.1      Agreement and Plan of Merger dated March 23, 2002, by and among
              Mobility Electronics, Inc., iGo Corporation and IGOC
              Acquisition.(8)

     4.1      Specimen of Common Stock Certificate.(4)

     4.2      Form of 12% Convertible Debenture of the Company.(1)(7)

     4.3      Registration Rights Agreement by and between the Company and Miram
              International, Inc. dated July 29, 1997.(1)

     4.4      Placements for the Purchase of Up To 900 Units, Each Consisting of
              1,000 shares of the Company's common stock.(1)

     4.5      Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company's common stock and warrants to purchase 500 shares of the
              Company's Common Stock.*(7)

     4.6      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.*(7)

     4.7      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

     4.8      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.*(7)

     4.9      Form of 13% Bridge Note issued in July 1999 Private Placement.*(7)

     4.10     13% Bridge Note Conversion Notice expired June 30, 1999.(1)

     4.11     Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999
              Private Placements.*(7)

     4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.*(7)

     4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
              Technology, Inc.) and Seligman Communications and Information Fund,
              Inc.(1)

     4.14     Amended and Restated Stock Purchase Warrant issued by the Company to
              Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

     4.15     Stock Purchase Warrant issued by the Company to Finova Capital
              Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25,
              1998.(1)

     4.16     Series C Preferred Stock and Warrant Purchase Agreement dated October
              29, 1999, between the Company and Seligman Communications and
              Information Fund, Inc.*(7)

     4.17     Contribution and Indemnification Agreement by and among Janice L.
              Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company
              and certain Stockholders of the Company dated April 20, 1998.(1)

     4.18 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated April 20, 1998.*(7)

     4.19 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated November 2, 1999.*(7)

     4.20     Form of Warrant to Purchase Common Stock of the Company issued to
              Stockholders of the Company dated November 2, 1999.*(7)

     4.21     Form of 13% Bridge Note issued in March 1999 Private Placement.*(7)

     4.23     Investor Rights Agreement dated October 29, 1999 by and between the
              Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant
              Purchase Agreement dated October 29, 1999.(2)

     4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29,
              2000.*(7)

     4.25     Investors' Rights Agreement executed May 3, 1999 between the
              Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology,
              Inc.) and Seligman Communications and Information Fund, Inc.(3)

     4.26     Registration Rights granted by the Company to Avocent Computer
              Products Corporation in connection with the Strategic Partner
              Agreement dated March 6, 2000.(3)

     4.27     13% Bridge Note Conversion Notice used in July 1999 Private
              Placement.(5)

     5.1      Opinion of Jackson Walker L.L.P.**

     23.1     Consent of KPMG LLP.**

     23.2     Consent of Jackson Walker L.L.P. (included in the opinion of Jackson
              Walker L.L.P. filed as Exhibit 5).

     23.3     Consent of Deloitte & Touche LLP**

     24       Power of Attorney (included in Part II hereof).

     99.1     Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Company, Mesa Ridge Technologies d/b/a MAGMA and the
              stockholders of MAGMA(6)



----------
*    Previously filed.

**   Filed herewith.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.

(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.


(8) Previously filed as an exhibit to Annual Report on Form 10-K for the period ending December 31, 2001.